EXHIBIT 10.8

DEPOSIT ACCOUNT CONTROL AGREEMENT

This DEPOSIT ACCOUNT CONTROL AGREEMENT (this “Agreement”) is made as of November 1, 2010, by PACIFIC WESTERN BANK, a California state-chartered bank, whose address is 21600 Oxnard Street, Suite 100, Woodland Hills, CA 91367, Attn: SHARON SKIBISKI, (the “Bank”), PHOENIX FOOTWEAR GROUP, INC., a Delaware Corporation, whose address is 5840 El Camino Real, Suite 106, Carlsbad, CA 92008 (with respect to its respective Blocked Deposit Account(s) (“Borrower”) and, GIBRALTAR BUSINESS CAPITAL, LLC, a Delaware Limited Liability Company, whose address is 60 Revere Drive Northbrook, IL 60062 Attn: Darren Latimer (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has requested and Lender is providing the Borrower with certain revolving loans and a term loan up to the maximum the aggregate stated amount of $5,750,000 (the “Loan”) which Loan is being secured by, among other collateral, certain [real property and certain personal property] related thereto (collectively, the “Property”); and

WHEREAS, pursuant to that certain LOAN AND SECURITY AGREEMENT, dated as of November 2, 2010 between the Borrower and Lender (the “Security Agreement”), funds are to be delivered by Borrower to Lender to be held and applied as additional collateral and as reserves for [taxes, replacement reserves, lease rollover, and any other reserves] provided for in the Loan Agreement, and Lender directs Borrower and Borrower agrees, to deliver such payments to Bank for deposit into the following account at the Bank, and any further accounts which may be added to this Agreement by amendment (as such accounts may be renumbered or retitled, the “Blocked Deposit Accounts”):

Account Name	Account #(s)	Tax Id #
Phoenix Footwear Lockbox		15-0327010

[which funds, if held for more than one purpose, Borrower agrees may be commingled in the Blocked Deposit Accounts; and]

WHEREAS, pursuant to the Security Agreement and/or the other documents evidencing, securing, or otherwise relating to the Loan (the Security Agreement and said other documents, collectively, the “Loan Documents”), Lender requires the execution and delivery of this Agreement as a control agreement (a “Control Agreement”) of the type described in Section 9-104(a)(2) of the Uniform Commercial Code as enacted in the state which is the Bank’s jurisdiction as hereinbelow provided (the “UCC”) to perfect Lender’s security interests in the Blocked Deposit Accounts;

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Bank, Borrower, and Lender agree as follows:

1. Security Interest. Borrower acknowledges to all, and warrants and represents to the Bank, that, pursuant to the Security Agreement, Lender has, with respect to the Loan, a first priority security interest in the Blocked Deposit Accounts, in all funds now or hereafter held therein (including, without limitation, all federal wire transfers of funds and all cash, checks, drafts, and other instruments now or hereafter deposited in the Blocked Deposit Accounts), in all proceeds thereof, and in all rights related thereto (all such security being referred to herein as the “Deposit Account Security”). Borrower hereby further pledges, assigns and grants to Lender pursuant to this Agreement a first priority lien and security interest as security for the Loan in the Deposit Account Security, which lien and security interest are granted in accordance with the terms and conditions of the security interests granted pursuant to the Security Agreement. The Bank acknowledges the aforesaid security interests in the Blocked Deposit Accounts; provided, however, the Bank does not warrant the existence, priority or perfection of such security interests. The Bank, however, shall not be bound in any way by the terms or provisions of any loan document or other agreements between Borrower and Lender, regardless of whether the Bank has knowledge thereof.

2. Control.

(a) Borrower hereby authorizes and directs the Bank to comply with all instructions of Lender pertaining to the Blocked Deposit Accounts, including, without limitation, instructions originated by Lender relating to the operation of, deposit of funds to, payment of items from, withdrawal of funds from, disposition of funds on deposit in or other transactions and matters related to or associated with, the Blocked Deposit Accounts, without further consent by Borrower and notwithstanding any conflicting instructions, demands or claims by Borrower. Neither Borrower nor any officer, director, partner, manager, agent, or other representative of Borrower, has or shall have, during the term hereof, signature authority with respect to the Blocked Deposit Accounts or any right to direct any disposition of funds from the Blocked Deposit Accounts or to give any instructions of any kind to the Bank with respect to the Blocked Deposit Accounts. The Bank will not comply with any instructions of the Borrower related to the Blocked Deposit Accounts, unless confirmed in writing by Lender. Accordingly, Borrower, Lender and the Bank hereby agree that Lender has and shall have control of the Blocked Deposit Accounts and that the Bank will comply with instructions originated by Lender with respect to the Blocked Deposit Accounts, including the disposition of the funds therein, without further consent by Borrower.

(b) All notifications and instructions to the Bank shall be reasonable and shall be reasonably acceptable to the Bank, and the Bank shall have a reasonable time to comply with such instructions which shall be not less than two (2) business days exclusive of the day that actual notice is received by the Bank in the manner specified herein. The Bank may rely upon any instructions from any person that the Bank reasonably believes to be an authorized representative of Lender, or Borrower, as the case may be; provided, however, the Bank shall not be obligated to comply with any instructions received from an “Assignee” (as defined in Section 4 below) unless and until the Bank shall have received written notice from Lender of such assignment, such notice to be pursuant to and in accordance with Section 4 below. All payments or transfers of funds from the Blocked Deposit Accounts shall be subject to the Bank’s availability schedule of funds (i.e., the schedule maintained by the Bank concerning the typical timing of collection by the Bank of funds deposited by check drawn on the clearing banks listed therein).

(c) Borrower hereby authorizes and directs the Bank to provide to Lender, on request by Lender from time to time, copies of all agreements, balances, written notices, and other account information related to the Blocked Deposit Accounts; provided, however, that the Bank shall have no liability for its failure or delay in providing any such agreements, balances, written notices, and account information other than as may arise under the “Standard Account Agreements” (as defined in Section 6 hereinbelow) or unless such failure is the result of the intentional misconduct or gross negligence of the Bank. The Bank shall have no responsibility to provide Borrower or Lender any internal communications (whether written, oral, or computer generated) by, between, or among the Bank’s employees and agents related to the Blocked Deposit Accounts, and such internal communications shall not be considered account information or notice regarding the Blocked Deposit Accounts.

(d) The Bank represents that it is not now a party to any Control Agreement (other than this Agreement) related to the Blocked Deposit Accounts, and agrees that it will not enter into any other Control Agreement with respect to the Blocked Deposit Accounts while this Agreement remains in effect, without the written consent of Lender.

(e) In the event of any conflict between the instructions from Lender and instructions from Borrower, the instructions of Lender shall control in their entirety without any reference to the instructions of Borrower (for purposes of clarity, the foregoing is intended to permit the Bank to rely on one set of instructions without having to rely on portions of several sets of instructions). Upon receipt by the Bank of any notice from Lender revoking such authority of Borrower, Borrower shall have no further signature authority or right to direct dispositions or give instructions with respect to the Blocked Deposit Accounts, unless and until Bank receives subsequent written instructions from Lender directing otherwise.

PWB—Form of Control Agmt with Lockbox	2

3. Lockbox Procedures

(a) Bank shall establish a unique U.S. Postal Service address (“Lockbox”) to be used for remittances which are to be deposited into a Blocked Deposit Account pursuant to this Agreement (as designated by Lender or Borrower, as the case may be) and shall promptly notify Borrower and Lender in writing of such address. Bank shall have exclusive and unrestricted access to, and use of, the Lockbox for the purpose of handling such remittances in accordance with this Agreement. Bank will collect, open and process for deposit all mail received in the Lockbox in accordance with the procedures set forth on Exhibit A attached hereto. Borrower shall be responsible for all fees associated with the Lockbox and Deposit Account, as may be charged by the Bank pursuant to the Lockbox terms and conditions and its schedule of fees and charges, applicable to customers generally, as may be amended from time to time.

(b) The parties agree that items deposited in the Deposit Account shall be deemed to bear the valid and legally binding endorsement of the payee and to comply with all of Bank’s requirements for the supplying of missing endorsements, now or hereafter in effect. As between Borrower and Lender, any deposit made by or on behalf of Borrower into a Blocked Deposit Account shall be deemed deposited into such account when the funds in respect of such deposit shall become collected funds.

(c) Bank shall redeposit without advice any item returned for any reason. If any item is returned a second time, Bank will charge the amount of such item and its current standard charge for returned items against the Blocked Deposit Accounts if any such account contains sufficient funds to pay the amount of the returned item and the returned item charges. If the balance in the Blocked Deposit Accounts is not sufficient to pay the amount of the returned item and the returned item charges, Bank shall notify Lender and Borrower. Within five (5) business days of such notification, Borrower agrees to reimburse Bank for same. In the event Borrower does not reimburse Bank, the Bank may charge the amount of such items and charges to any Blocked Deposit Account, provided however, that Lender shall be liable to Bank only for amounts actually paid to Lender which are not recovered by Bank in accordance with the preceding sentence. Bank shall return the item along with the debit advice to Borrower.

(d) Bank is granted the further right to debit from the Blocked Deposit Account any amounts deposited therein in error or as necessary to correct processing errors.

4. Reporting of Interest Income. Interest income on funds in the Blocked Deposit Accounts should be reported by the Bank for federal and, if applicable, state income tax purposes as income of, and taxable to, the respective Borrower, the federal taxpayer identification numbers for which are set forth above in the Recitals hereto.

5. Transfer of Blocked Deposit Accounts. Lender may assign its rights under this Agreement to a financial institution or to a trust (in either case, an “Assignee”) in connection with an assignment of the Loan Documents and/or the issuance of mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement related to the Loan. Lender will notify the Bank in writing of such assignment (an “Assignment Notice”) within ten (10) business days of such assignment, which notice shall at a minimum notify the Bank of the existence and effective date of such assignment and the identity of the Assignee, and shall give instructions to the Bank regarding any necessary changes to the deposit account titles. Lender acknowledges and agrees that neither such assignment nor the receipt by the Bank of such written notice of such assignment shall in any manner modify or abrogate the termination rights of the Bank set forth in Section 9 below, which rights shall remain in full force and effect following such assignment. Upon any such assignment this Agreement shall continue in full force and effect as a control agreement for the benefit of such Assignee, as the successor secured party with respect to the Blocked Deposit Accounts, to permit such Assignee to hold a continuously perfected security interest in the Blocked Deposit Accounts. The acceptance by an Assignee of any such assignment by Lender of the Loan and Lender’s interest hereunder with respect thereto shall be deemed to, and shall, constitute an assumption by such Assignee of the rights and obligations of Lender hereunder, effective as of the time of acceptance of such assignment by such Assignee. By acceptance of assignment hereof, any such Assignee hereby agrees to such assumption. Upon such assignment and assumption becoming effective, but not prior thereto, Lender shall be deemed to be, and shall be, released from any obligations or liability thereafter arising under this Agreement. Without implying any limitation of the foregoing, if requested by Lender, the parties hereto will execute an agreement with such Assignee confirming the foregoing. Prior to the receipt by the Bank of an

PWB—Form of Control Agmt with Lockbox	3

Assignment Notice, and except in connection with the exercise by the Bank of any right expressly reserved in this Agreement, the Bank shall act with respect to the Blocked Deposit Accounts only at, and in compliance with, the instructions of Lender. After receipt by the Bank of an Assignment Notice, and except in connection with the exercise by the Bank of any right expressly reserved in this Agreement, the Bank shall act with respect to the Blocked Deposit Accounts only at, and in compliance with, the instructions of Assignee. It is acknowledged that there may be further assignments of the Loan Documents and the rights of Lender (whether original Lender or an assignee) under this Agreement, including, without limitation, possible reassignment to the original Lender or to a prior assignee, and each assignor and assignee shall have the benefits afforded the original Lender and Assignee under this Section 5 upon compliance with all requirements of this Section 5, all in accordance with the foregoing provisions of this Section 5.

6. Waiver and Retention of Rights. The Bank hereby waives and relinquishes all security interests, banker’s liens, and rights of set-off, chargeback, deduction and recoupment which the Bank may now or hereafter have with respect to the Blocked Deposit Accounts; provided, however, that nothing herein constitutes a waiver or relinquishment of, and the Bank expressly reserves all of, its present and future rights (whether described as security interests, banker’s liens, rights of set-off, chargeback, deduction or recoupment or otherwise) with respect to: (a) items (electronic, paper or other) deposited in or credited to the Blocked Deposit Accounts which are returned unpaid, whether for insufficient funds, erroneous crediting of funds or for any other reason, whether deposited or credited before or after the date of this Agreement; (b) the Bank’s usual and customary charges for services rendered, including basic periodic deposit account fees, in connection with the Blocked Deposit Accounts and (c) any security interest to which the Bank is entitled pursuant to Section 4-210 of the UCC as in effect in the State of California. Except where inconsistent with the provisions of this Agreement, the deposit agreement(s) governing the Blocked Deposit Accounts and the Bank’s Terms and Conditions applicable to the Blocked Deposit Accounts, copies of which have been provided to Borrower and Lender (collectively, the “Standard Account Agreements”), as such Standard Account Agreements may be modified from time to time in accordance with their terms, shall continue in full force and effect.

7. Third Party Rights. If a bankruptcy or insolvency proceeding shall be instituted by or against Borrower, or if any third party should assert an adverse claim against the Blocked Deposit Accounts or any sums on deposit therein, whether such a claim arises by tax lien, execution, attachment, garnishment, levy, the claim of a trustee in bankruptcy or debtor-in-possession, or a competing lien creditor or otherwise, then the Bank shall be entitled to refuse to permit any deposits, withdrawals and/or transfers from the Blocked Deposit Accounts without any liability until reasonably satisfactory documentation is provided to the Bank that continued deposits, withdrawals, and/or transfers from the Blocked Deposit Accounts are authorized and do not violate any laws, regulations, or orders of any court.

8. Endorsements/Returned Items. Borrower hereby grants the Bank for the term of this Agreement an irrevocable power of attorney, coupled with an interest, to endorse all checks, drafts, remittances and receipts of every kind and nature (collectively “Items”) deposited in the Blocked Deposit Accounts. The Bank may supply whatever endorsement it may deem necessary for such Items, provided such remittances are payable to Borrower in its name or a trade name of Borrower or any reasonable variation thereof, in order to deposit such Items to the Blocked Deposit Accounts. Borrower agrees that such endorsement shall constitute the proper endorsement of Borrower. The Bank does not warrant any endorsements. Items under $1,000.00 deposited with the Clearing Bank which are returned for insufficient or uncollected funds will be re-deposited the first time. Items over $1,000.00 returned or unpaid the second time for whatever reason shall be debited to the Property Account under advice and returned to Borrower. Items returned unpaid the second time for whatever reason shall be debited to the Property Account under advice and returned to Borrower.

9. Hold Harmless.

(a) Borrower shall pay all fees, charges, costs, and expenses, including, without limitation, reasonable attorneys’ fees and expenses of every kind (collectively, “Charges”), which the Bank may charge, suffer or incur in connection with this Agreement or the Blocked Deposit Accounts. Borrower further covenants and agrees that it shall indemnify, defend, and hold harmless the Bank and its successors, assigns, officers, directors, and agents, from any and all liabilities, obligations, losses, damages, claims, actions, suits, costs, or expenses (including, without limitation, reasonable attorneys’ fees and expenses) of every kind (collectively, “Losses”) suffered or

PWB—Form of Control Agmt with Lockbox	4

incurred by the Bank in connection with the Bank’s acceptance of the Blocked Deposit Accounts and the duties provided for under this Agreement, provided, however, that Borrower shall have no obligation to so indemnify, defend, and hold the Bank harmless for any Charges or Losses suffered by the Bank as a result of its intentional misconduct or gross negligence.

(b) Borrower shall reimburse the Bank for all Charges and Losses of the types described in subsections (a) and (b) of Section 6 above, when there are insufficient funds in the Blocked Deposit Account from which the Bank can recoup such Charges or Losses. If Borrower fails to reimburse the Bank for any Charges or Losses suffered or incurred by the Bank which are (i) of the types described in subsections (a) and (b) of Section 6 above, and the Bank has complied with instructions of Lender with respect to the disbursement of funds from the Blocked Deposit Account which left the Blocked Deposit Account with insufficient funds for the Bank to recoup such Charges and Losses or (ii) of the type described in such subsections (a) and (b) of Section 6 above, then Lender shall reimburse the Bank for such Charges and Losses.

(c) In performing its functions and duties under this Agreement, the Bank shall not be deemed to have assumed any fiduciary obligation towards or relationship of trust with or for any other party hereto. The Bank’s duties shall continue to be that of a debtor/creditor as in any other depository account, and the duties specified hereunder shall be deemed to be ministerial and administrative in nature. The Bank shall have no duty to monitor the Items deposited into the Blocked Deposit Accounts, except as may be set forth in the Standard Account Agreements.

(d) The Bank will use due care in performing its duties and responsibilities and shall only be responsible for any loss which any other party hereto sustains to the extent that such loss is proximately caused by the Bank’s intentional misconduct or gross negligence; however, in such case such liability will extend only to direct loss resulting therefrom, as opposed to any consequential or special loss or damages. The Bank shall not be responsible for liability, loss, or damage resulting from any delay in the performance of or failure to perform its responsibilities hereunder which is caused by any force majeure, including, without limitation, fire, other natural catastrophe or act of God, electrical or computer failure, or act, failure to act, delay or fraud by any third party, or any other cause beyond the Bank’s control.

(e) Borrower shall reimburse and indemnify, defend and hold harmless Lender in full upon demand by Lender with respect to any and all payments by, or liability or claim of liability on the part of, Lender to Bank hereunder or under the Standard Account Agreements by way of indemnity, reimbursement or otherwise.

10. Termination. This Agreement will terminate on the first to occur of (a) Lender’s delivery to the Bank of Lender’s notice of termination hereof, (b) thirty (30) days after the Bank’s delivery to Lender of the Bank’s notice of termination hereof, or (c) the filing of an interpleader by the Bank pursuant to the following sentence; provided, however, that no such termination will affect the duties or responsibilities of any party hereto arising out of transactions occurring prior to such termination or the obligations of Borrower or Lender under Section 9 above arising out of or related to transactions or activity occurring prior to such termination. In connection with any such termination by the Bank pursuant to clause 10(b) hereinabove, the Bank shall reasonably cooperate with Lender in connection with the closing of the Blocked Deposit Accounts and the transfer of funds to another depository institution identified by Lender at such time. If a bankruptcy or insolvency proceeding shall be instituted by or against Borrower, or if any third party should assert an adverse claim against the Blocked Deposit Accounts or any sums on deposit therein, whether such a claim arises by tax lien, execution, attachment, garnishment, levy, the claim of a trustee in bankruptcy or debtor-in-possession, or a competing lien creditor or otherwise, and the Bank determines that its interests may be prejudiced or harmed in any respect even if it takes the actions contemplated by Section 7 hereinabove with respect to the Blocked Deposit Accounts, then the Bank, in addition to any other remedies it may possess under this Agreement or at law or in equity, may (and if the Bank has taken or intends to take any such actions pursuant to Section 7 hereinabove and Lender has requested the Bank to terminate this Agreement, then the Bank shall) immediately terminate all obligations of the Bank under this Agreement by interpleading all funds then held in the Blocked Deposit Accounts into the registry of the appropriate court for the state which is the Bank’s jurisdiction as hereinbelow provided, and Borrower (or, if such interpleader shall be brought at Lender’s request, Lender, with reimbursement from Borrower) shall pay the reasonable costs, expenses and attorney’s fees actually incurred by the Bank related to such interpleader. In the event of a termination of all obligations of the Bank under this Agreement in connection with an interpleader in accordance with the foregoing

PWB—Form of Control Agmt with Lockbox	5

sentence, this Agreement shall be deemed to continue to constitute a Control Agreement for purposes of perfecting Lender’s security interest in such funds. Upon such interpleader, the Bank shall be fully acquitted and discharged from all liability hereunder to Lender and Borrower for any obligation performable by the Bank for the first time after the filing of such interpleader.

11. Bankruptcy Notice/Effect of Filing. If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Borrower (a “Bankruptcy Notice”), Bank shall continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency. With respect to any obligations of Bank hereunder or under the terms and conditions governing the Blocked Accounts which requires prior demand upon Borrower by Bank, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Borrower shall automatically eliminate the necessity of such demand upon Borrower and shall immediately entitle Bank to make demand on Lender with the same effect as if demand had been made upon Borrower and the time for Borrower’s performance had expired.

12. Bank’s Jurisdiction/Governing Law. Notwithstanding any provision to the contrary in any other agreement by or among any of the parties hereto related to the Blocked Deposit Accounts, the “bank’s jurisdiction”, as said term is used in Section 9-304 of the UCC, is and shall be the State of California. This Agreement shall be interpreted, construed, and enforced according to the substantive laws of such jurisdiction without giving effect to its principles of choice of law or conflicts of law.

13. Borrower Liability. The liability of Borrower hereunder is not, and shall not hereafter be, subject to any limitation of liability provisions contained in any of the Loan Documents.

14. Notices. All notices, demands, elections, requests, consents, approvals, waivers, or other communications (collectively, “Notices”) required or permitted to be sent by one party to another hereunder or required by law shall be in writing (including telex, facsimile transmission or similar writing), and given by delivery of such Notice in person to the intended addressee, or by depositing the same with Federal Express or another reputable national private courier service for next business day delivery, or by depositing the same in the United States mail, postage prepaid, registered or certified mail, return receipt requested, in any event addressed to the intended addressee at its address set forth in the preamble on the first page of this Agreement, to the facsimile number specified below opposite its signature, or at such other address or telex or facsimile number as may be designated by such party as herein provided. All Notices shall become effective upon such personal delivery, or on date of delivery if sent by private courier service or by United States mail, or, if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex or facsimile number specified herein and the sender receives from his transmitting device a written confirmation of transmittal. Rejection or other refusal to accept delivery or the inability to deliver because of changed address or telex or facsimile number of which no notice was received by the sender in accordance with this provision prior to the sending of the Notice given hereunder shall be deemed to be receipt of the Notice sent. Any party may change its address or telex or facsimile number for Notices by Notice to each other party hereunder, provided, however, that no notice of change of address or telex or facsimile number shall be effective with respect to Notices sent prior to the time of receipt thereof.

15. Miscellaneous. The parties hereto agree to the content of the recitals on the first page of this Agreement, which recitals are incorporated herein as a part of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, except that Borrower may not assign any of its rights or obligations hereunder without the prior written consent of Lender which may be granted or withheld by Lender in its sole and absolute discretion, and the Bank may assign its rights and duties hereunder only to a successor bank. This Agreement may not be modified, waived, discharged, or terminated orally or by any act or failure to act on the part of party hereto, but only by an agreement in writing signed by the party against whom enforcement of any modification, waiver, discharge, or termination is sought. Each of the Blocked Deposit Accounts is a “deposit account” within the meaning of Article 9 of the UCC. This Agreement is an “authenticated record” (as said terms are defined in Section 9-102 of the UCC). This Agreement may be executed in several counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. The exchange by facsimile of executed copies of this Agreement shall be legally sufficient to constitute the legal execution and delivery by the parties of this Agreement.

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IN WITNESS WHEREOF, the Bank, Borrower and Lender have executed this Agreement, under seal, as of the day and year first above written. Facsimile signatures shall be effective as though original signatures have been provided.

Bank’s Telephone No.: (818) 610-2772	BANK:
Bank’s Facsimile No.: (818) 703-8457
PACIFIC WESTERN BANK,
a California state-chartered bank

	By:	/s/ Susan Thomas
Name: Susan Thomas
Title: Vice President

Borrower’ Telephone No.: (760) 579-5020	BORROWER:
Borrower’s Facsimile No.: (760) 804-9042
PHOENIX FOOTWEAR GROUP, INC.,
a Delaware Corporation

	By:	/s/ Dennis Nelson
Name: Dennis Nelson
Title: Chief Financial Officer

Lender’s Telephone No.: (847) 272-9618	LENDER:
Lender’s Facsimile No.: (847) 272-9765
Gibraltar Business Capital, LLC
a Delaware Limited Liability Company

	By:	/s/ Darren M. Latimer
Name: Darren M. Latimer, CEO
Its: Authorized Signatory

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DEPOSIT ACCOUNT CONTROL AGREEMENT

SCHEDULE A – DESCRIPTION OF LOCKBOX SERVICES

Description of Services. The following Services shall be provided by Bank.

1.	Collect mail from the post office on behalf of Customer daily. To be processed the following day.

2.	Open Customer’s mail and extract all contents.

3.	Inspect all payments received for acceptability based on Customer’s specifications.

4.	Prepare all acceptable checks and their associated paperwork for further processing.

5.	Encode the face of each check with the appropriate dollar amount.

6.	Endorse each check for deposit.

7.	Capture an electronic image of each check before it is deposited.

8.	Prepare a deposit for Customer and post it each processing day.

9.	Prepare a package of information for Customer containing any unacceptable items, batch total reports and any other information Customer has requested and Bank has agreed to provide.

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